Exhibit 99.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2006 by and between Internap Network Services Corporation, a Delaware corporation (“Parent”) and the undersigned stockholder (“Stockholder”) of VitalStream Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.    As an inducement for Parent to enter into that certain Agreement and Plan of Merger by and among Parent, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), Parent has requested that Stockholder execute and deliver this Agreement.

B.    Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.    Stockholder is the Beneficial Owner (as defined below) of the number of outstanding shares of capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement (collectively, the “Shares”). For purposes hereof, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that for purposes of this Agreement, beneficial ownership shall not include any securities to which Stockholder has the right to acquire beneficial ownership within sixty days, as described in Rule 13d-3(d)(1).

D.    As an inducement for Parent to enter into the Merger Agreement, Stockholder has agreed to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof) and desires to vote the Shares and any other such shares of the capital stock of the Company so as to facilitate the consummation of the Merger. The execution and delivery of this Agreement and of the attached form of irrevocable proxy is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Agreement to Retain Shares.

(a)    Transfer and Encumbrance. Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below), (i) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or to discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Parent, and (ii) not to deposit (or permit the deposit of) any Shares or New Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares or New Shares, in each case without the prior written consent of Parent. Stockholder acknowledges that the intent of the foregoing sentences is to ensure that Parent retains the right under the Proxy (as defined in Section 3 hereof) to vote the Shares and any New Shares in accordance with the terms of the Proxy. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (y) the termination of the Merger Agreement in accordance with its terms.

(b)    New Shares. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires Beneficial Ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.    Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 hereof), the Shares and any New Shares (to the extent any such Shares and New Shares may be voted):

(i)    in favor of authorization and approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and the Plan of Merger therein, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii)    against approval of any proposal made in opposition to, or in competition with, the Merger Agreement, the consummation of the Merger or the transactions contemplated by the Merger Agreement; and

(iii)    against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal, and (B) any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3.    Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy, coupled with an interest, in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares of capital stock of the Company Beneficially Owned by Stockholder as set forth therein.

4.    Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(i)         Stockholder is the Beneficial Owner of the Shares, with the requisite power to vote or direct the voting of the Shares (to the extent the Shares may be voted), for and on behalf of all Beneficial Owners of the Shares, free and clear of any proxy or voting restriction other than pursuant to this Agreement other than that certain Investors Rights Agreement, dated as of June 14, 2004, and that certain Amended and Restated Investors Rights Agreement, dated as of September 30, 2003, and as subsequently amended as of June 14, 2004.

(ii)        Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming its due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)       The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which it or any of its properties is bound or affected, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Stockholder of its obligations under this Agreement.

(iv)        The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, ay governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of its obligations under this Agreement.

5.    Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable, in the good faith, reasonable opinion of Parent, to carry out the purpose and intent of this Agreement and the Merger Agreement. Without limiting the foregoing, Stockholder agrees to execute and deliver the agreement contemplated by Section 5.15 of the Merger Agreement to the extent Stockholder is a person who is deemed by the Company to be an affiliate for purposes of Rule 145 under the Securities Act.

6.    Consents and Waivers. Stockholder hereby gives any consents or waivers that are reasonably requested in good faith for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

7.    Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date, provided, however, that notwithstanding the foregoing, the provisions in Section 9 hereof shall survive in full force and effect following the consummation of the Merger.

8.    Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 1(a) hereof, Stockholder agrees that Stockholder will not Transfer the Shares or any New Shares without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

9.    Miscellaneous.

(a)    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by courier or mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(i)    if to Parent, to:

Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: Chief Executive Officer
Facsimile No.:

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
Attention: Grant W. Collingsworth, Esq.
Facsimile No.: (404) 365-9532

(ii)    if to Stockholder, to the address set forth on the signature page hereto.

(b)    Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(d)    Entire Agreement; Assignment.  This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates so long as Parent remains obligated to perform those obligations required to be performed by Parent hereunder.

(e)    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)    Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any state or federal court within the State of Nevada in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h)    Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i)    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)    Attorneys’ Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(k)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INTERNAP NETWORK SERVICES CORPORATION

By:  _________________________________
Name:   ______________________________
Title:   _______________________________

STOCKHOLDER

[NAME OF STOCKHOLDER]

By:  _________________________________
Name:   ______________________________
Title:   _______________________________

Address:

SIGNATURE PAGE TO VOTING AGREEMENT

APPENDIX A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of VitalStream Holdings, Inc., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the officers of Internap Network Services Corporation, a Delaware corporation (“Parent”), and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by each undersigned with respect to any Shares are hereby revoked, and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement dated as of October 12, 2006 by and between Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and certain other parties named therein. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) pursuant to which Stockholder would receive a portion of the proceeds of the Merger. As used in this Irrevocable Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i)       in favor of authorization and approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and the Plan of Merger therein, and in favor of each of the other actions contemplated by the Merger Agreement and this Proxy and any action required in furtherance thereof;

(ii)      against approval of any proposal made in opposition to, or in competition with, the Merger Agreement, the consummation of the Merger or the transactions contemplated by the Merger Agreement; and
(iii)     against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal and (B) any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii), or (iii) above. Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

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This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: October 12, 2006

[NAME OF STOCKHOLDER] By: _________________________________ Name: ______________________________ Title: _______________________________ Address:

SIGNATURE PAGE TO PROXY